EXHIBIT 99.1
PubMatic Announces Fourth Quarter and Fiscal Year Ended 2022 Financial Results; Board of Directors authorized $75 million share repurchase program

Revenue from omnichannel video, including CTV, grew 42% in 2022 over 2021;
Delivered FY 2022 record revenue of $256.4 million, or 13% growth over 2021; GAAP net income margin of 11% and adjusted EBITDA margin of 38%;
Generated $87.2 million in cash from operating activities;
Added 429 new and expanded publisher relationships in 2022
Supply Path Optimization represented 30%+ of total activity in 2022

NO-HEADQUARTERS/REDWOOD CITY, Calif., Feb. 28, 2023 (GLOBE NEWSWIRE) -- PubMatic, Inc. (Nasdaq: PUBM), an independent technology company delivering digital advertising’s supply chain of the future, today reported financial results for the fourth quarter and fiscal year ended December 31, 2022.
“We continued to organically outpace the global digital ad market forecasts, with total revenue in 2022 up 13% over last year. Our estimated market share at the end of 2022 rose to 4-4.5%, significantly up from when we went public just over two years ago. As the ecosystem grows more complex, we believe the need for greater efficiency is driving publishers and buyers toward independent platform providers like PubMatic to help them better compete,” said Rajeev Goel, co-founder and CEO at PubMatic. “Recent actions to organize more of our resources toward higher-growth formats and channels such as CTV and online video will diversify our revenue mix while delivering strong, profitable growth. We remain focused on acquiring new customers and deepening integrations with existing customers which we expect will position us well for when ad spend growth re-accelerates. In addition, the investments we’ve made over the last several years and our strong financial profile gives us a significant competitive advantage for sustainable, long-term market share gains.”
Fiscal Year 2022 Financial Highlights
•Revenue in the full year 2022 was $256.4 million, an increase of 13% over $226.9 million in 2021;
•GAAP net income1 was $28.7 million, or $0.50 per diluted share in 2022, compared to net income of $56.6 million, or $1.00 per diluted share in 2021;
•Adjusted EBITDA was $98.0 million, or 38% margin, compared to adjusted EBITDA of $96.3 million, or 42% margin, in 2021;
•Non-GAAP net income was $52.2 million, or $0.92 per non-GAAP diluted share in 2022 compared to non-GAAP net income of $64.7 million, or $1.14 per non-GAAP diluted share in 2021;
•Net cash provided by operating activities in 2022 was $87.2 million, compared to $88.7 million in the full year 2021; and
•We ended 2022 with total cash, cash equivalents, and marketable securities of $174.4 million with no debt, and net of $28 million used for the acquisition of Martin, an increase of 9% over the full year 2021.
Fourth Quarter 2022 Financial Highlights
•Revenue in the fourth quarter of 2022 was $74.3 million, compared to $75.6 million in the same period of 2021;

•Revenue from omnichannel video in the fourth quarter of 2022 grew 25% over the same period last year;
•GAAP net income1 was $12.8 million, or $0.22 per diluted share in the fourth quarter, compared to GAAP net income of $28.2 million, or $0.50 per diluted share in the same period of 2021;
•Net dollar-based retention2 was 108% for the year ended December 31, 2022;
•Adjusted EBITDA was $32.6 million, or 44% margin, compared to adjusted EBITDA of $38.9 million in the same period of 2021;
•Non-GAAP net income was $18.7 million, or $0.33 per non-GAAP diluted share in the fourth quarter, compared to non-GAAP net income of $27.1 million, or $0.48 per non-GAAP diluted share in the same period of 2021; and
•Net cash provided by operating activities was $19.4 million, compared to $28.5 million in the same period of 2021.
The section titled “Non-GAAP Financial Measures” below describes our usage of non-GAAP financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.

“We effectively navigated a challenging second half, particularly in December, when mobile and desktop display revenue was impacted by unprecedented, industry-wide ad spend declines. Nonetheless, 2022 was our 7th straight year of positive GAAP Net Income, 9th year of positive cash from operations and 10th year of positive adjusted EBITDA. These consistent results are driven by our robust business model that enables us to proactively adjust our expense structure, lean into targeted investments and achieve significant optimization and efficiencies,” said Steve Pantelick, CFO at PubMatic. “Our operational objectives in 2023 are to optimize prior infrastructure investments, increase our omnichannel video revenue mix, expand our SPO activity, deliver an annual adjusted EBITDA margin of 30%+ and generate free cash flow consistent with 2022.”
2022 Business Highlights
•Ended 2022 with estimated market share of 4-4.5%.
•Omnichannel platform fuels diversity in revenue mix.
◦2022 Connected TV revenue nearly tripled over 2021. As of the end of 2022, we programmatically monetized CTV inventory from 214 publishers, up from 154 publishers in the fourth quarter of 2021.
◦Omnichannel video spans across desktop, mobile and CTV devices and represented 34% of revenues in Q4 2022. Full year omnichannel revenues increased 42% year over year.
◦Mobile advertising revenues, in video and display formats, represented 57% of revenues in Q4 2022. Full year mobile advertising increased 19% year over year.
◦Combined full year mobile and omnichannel video revenues increased 26% year over year.
1 Fiscal year 2022 and fiscal year 2021 GAAP net income includes an unrealized loss and unrealized gain, respectively, on equity investments. Net of income taxes, the impact was $4.5 million for fiscal year 2022 and $4.2 million for fiscal year 2021. Fourth quarter 2021 GAAP net income includes an unrealized gain on equity investments. Net of income taxes, the impact was $4.2 million.

2 Net dollar-based retention is calculated by starting with the revenue from publishers in the trailing twelve months ended December 31, 2021 (“Prior Period Revenue”). We then calculate the revenue from these same publishers in the trailing twelve months ended December 31, 2022 (“Current Period Revenue”). Current Period Revenue includes any upsells and is net of contraction or attrition, but excludes revenue from new publishers. Our net dollar-based retention rate equals the Current Period Revenue divided by Prior Period Revenue. Net dollar-based retention rate is an important indicator of publisher satisfaction and usage of our platform, as well as potential revenue for future periods.

◦Diversified across more than 20 ad buying verticals. The top 10 ad verticals in 2022 in aggregate increased by 22% over 2021.

•Customer expansion and high retention
◦Signed new and expanded relationships in with 429 publishers in 2022. Customer growth in retail media and CTV included Kroger, Rakuten and most recently TiVo and Roku.
◦High publisher logo retention of 97% in 2022.
◦For the full year 2022, we processed 159.1 trillion impressions, an increase of 72% over 2021.

•Buyers consolidated activity on PubMatic
◦Signed new and expanded relationships with 28 ad buyers including GroupM, Havas, and Horizon.
◦Supply path optimization represented over 30% of total activity in the fourth quarter, up from approximately 20% at the beginning of 2021.
◦SPO partners who have worked with us for three years or more had an average net spend retention rate3 of 124% per year.
◦In September, PubMatic acquired Martin, a media measurement and reporting platform, to accelerate its SPO product innovation.

•Product development accelerated, driven by growth in engineering and increased productivity
◦Expanded engineering hubs in Pune and New Delhi and increased engineering productivity.
◦Released nearly 400 products, enhancements and features in 2022, which is a 30% increase over 2021. Releases included the launch of Connect and enhancements to OpenWrap for CTV and mobile app, private marketplaces, CTV monetization, agency-specific solutions and infrastructure upgrades.
◦Since the first quarter of 2020, cost of revenue per million impressions processed declined by nearly 60%
Share Repurchase Program

The Company also announced that its board of directors authorized a share repurchase program. Through the program, the Company may repurchase up to $75 million of the Company’s Class A common stock through the end of 2024. Shares may be purchased from time to time in the open market or in privately negotiated transactions, in accordance with Rule 10b-18 and/or Rule 10b5-1 of the Exchange Act. The timing and total amount of repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices and other considerations. The share repurchase program may be suspended or discontinued at any time. The Company expects to fund repurchases with existing cash and cash equivalents and short-term investments. The share repurchase program does not obligate PubMatic to acquire any amount of Class A common stock.

Financial Outlook
There is considerable uncertainty about the trajectory for digital ad spend this year due to the pronounced December weakness and persistent overhang of macro headwinds across the globe. Display, in particular, continues to see pressure. These trends and challenging conditions have led to a wide range of industry forecasts for 2023. It is also possible, as we saw in 2022, when ad spend declined alongside deteriorating macro trends, these forecasts may significantly change as the year progresses.
3 We calculate our Supply Path Optimization (“SPO”) net spend retention rate by starting with the spend from SPO buyers that have been buyers on our platform for at least three years, in the last prior year (“Prior Period SPO Buyer Spend”). We then calculate the spend from these same buyers in the current year (“Current Period Spend”). Current Period SPO Buyer Spend includes any upsells and is net of contraction or attrition but excludes spend from new SPO buyers. Our net SPO retention rate equals the Current Period SPO Buyer Spend divided by Prior Period SPO Buyer Spend.

Our guidance assumes that digital ad spend in 2023 will grow in the low to mid-single digits, with continued softness in the first half of the year followed by tempered improvement in the second half of the year. Overall, we anticipate that we will outperform industry growth rates and continue to gain market share on an annual basis.

Accordingly, we estimate the following:
•For the first quarter of 2023, we expect revenue to be in the range of $50 million to $52 million. We expect adjusted EBITDA to be in the range of $4 million to $6 million.
•We anticipate our adjusted EBITDA will improve as the year progresses driven by the full effect of our cost reductions, optimizations and ad spend growth recovery.
•FY 2023 we expect:
◦Adjusted EBITDA margin to be 30%+
◦Free cash flow similar to 2022
◦CapEx to be in the range of $13M – $16M, a decrease of more than 50% over 2022.
Although we provide guidance for adjusted EBITDA, we are not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of GAAP net income, including stock-based compensation expenses, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, we are unable to address the probable significance of the unavailable information.
Conference Call and Webcast details
PubMatic will host a conference call to discuss its financial results on Tuesday, February 28, 2023 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast of the call can be accessed from PubMatic’s Investor Relations website at https://investors.pubmatic.com. An archived version of the webcast will be available from the same website after the call.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), including, in particular operating income, net cash provided by operating activities, and net income, we believe that adjusted EBITDA and non-GAAP net income, each a non-GAAP measure, are useful in evaluating our operating performance. We define adjusted EBITDA as net income adjusted for stock-based compensation expense, depreciation and amortization, unrealized loss and impairment of equity investment, interest income, acquisition-related and other expenses, and provision for (benefit from) income taxes. Adjusted EBITDA margin represents adjusted EBITDA calculated as a percentage of revenue. We define non-GAAP net income as net income adjusted for unrealized (gain) loss on equity investments, stock-based compensation expense, acquisition-related and other expenses, and adjustments for income taxes.
In addition to operating income and net income, we use adjusted EBITDA and non-GAAP net income as measures of operational efficiency. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our business and in understanding and evaluating our operating results for the following reasons:
•Adjusted EBITDA and non-GAAP net income are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization, interest expense, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired; and,

•Our management uses adjusted EBITDA and non-GAAP net income in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Our use of non-GAAP financial measures has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•Adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) the potentially dilutive impact of stock-based compensation; or (c) tax payments that may represent a reduction in cash available to us;
•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Non-GAAP net income does not include: (a) unrealized gains/losses resulting from our equity investment; (b) the potentially dilutive impact of stock-based compensation; (c) income tax effects for stock-based compensation and unrealized gains/losses from our equity investment; or (d) acquisition-related and other expenses.
Because of these and other limitations, you should consider adjusted EBITDA and non-GAAP net income along with other GAAP-based financial performance measures, including net income and our GAAP financial results.

Forward Looking Statements
This press release contains “forward-looking statements” regarding our future business expectations, including our guidance relating to our revenue and adjusted EBITDA for the first quarter of 2023 and the full year 2023, our expectations regarding future hiring, future market growth, and our ability to gain market share. These forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions and may differ materially from actual results due to a variety of factors including: our dependency on the overall demand for advertising and the channels we rely on; our existing customers not expanding their usage of our platform, or our failure to attract new publishers and buyers; our ability to maintain and expand access to spend from buyers and valuable ad impressions from publishers; the rejection of the use of digital advertising by consumers through opt-in, opt-out or ad-blocking technologies or other means; our failure to innovate and develop new solutions that are adopted by publishers; the war between Ukraine and Russia and the related measures taken in response by the global community; the impacts of inflation as well as fiscal tightening and rising interest rates; the ongoing COVID-19 pandemic, including the resulting global economic uncertainty; limitations imposed on our collection, use or disclosure of data about advertisements; the lack of similar or better alternatives to the use of third-party cookies, mobile device IDs or other tracking technologies if such uses are restricted; any failure to scale our platform infrastructure to support anticipated growth and transaction volume; liabilities or fines due to publishers, buyers, and data providers not obtaining consents from consumers for us to process their personal data; any failure to comply with laws and regulations related to data privacy, data protection, information security, and consumer protection; and our ability to manage our growth. Moreover, we operate in a competitive and rapidly changing market, and new risks may emerge from time to time. For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including but not limited to, our annual report on Form 10-K and quarterly reports on From 10-Q, copies of are available on our investor relations website at https://investors.pubmatic.com and on the SEC website at www.sec.gov. All information in this press release is as of February 28, 2023. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
About PubMatic
PubMatic is an independent technology company maximizing customer value by delivering digital advertising’s supply chain of the future. PubMatic’s sell-side platform empowers the world’s leading digital content creators across the open internet to control access to their inventory and increase monetization by enabling marketers to drive return on investment and reach addressable audiences across ad formats and devices. Since 2006, PubMatic’s infrastructure-driven approach has allowed for the efficient processing and utilization of data in real time. By delivering scalable and flexible programmatic innovation, PubMatic improves outcomes for its customers while championing a vibrant and transparent digital advertising supply chain.
Investors:
The Blueshirt Group for PubMatic
investors@pubmatic.com
Press Contact:
Broadsheet Communications for PubMatic
pubmaticteam@broadsheetcomms.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$92,382	$82,505
Marketable securities	82,013	77,121
Accounts receivable, net	314,299	286,916
Prepaid expenses and other current assets	14,784	14,207
Total Current Assets	503,478	460,749
Property, equipment and software, net	71,156	50,140
Operating lease right-of-use assets	26,206	21,613
Acquisition-related intangible assets, net	8,299	—
Goodwill	29,577	6,250
Deferred tax assets	1,047	515
Other assets, non-current	2,412	10,948
TOTAL ASSETS	$642,175	$550,215
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$277,414	$244,321
Accrued liabilities	18,936	18,780
Operating lease liabilities, current	5,676	3,864
Total Current Liabilities	302,026	266,965
Operating lease liabilities, non-current	20,915	17,842
Deferred tax liabilities	573	6,067
Other liabilities, non-current	6,473	2,161
TOTAL LIABILITIES	329,987	293,035
Stockholders' Equity:
Common stock	6	6
Treasury stock	(11,486)	(11,486)
Additional paid-in capital	195,677	169,401
Accumulated other comprehensive loss	(9)	(36)
Retained earnings	128,000	99,295
Total Stockholders' Equity	312,188	257,180
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$642,175	$550,215

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$74,296	$75,556	$256,380	$226,908
Cost of revenue(1)	22,955	16,905	81,512	58,313
Gross profit	51,341	58,651	174,868	168,595
Operating expenses:(1)
Technology and development	5,918	4,147	20,846	15,885
Sales and marketing	17,807	16,369	68,562	58,160
General and administrative	11,093	10,168	44,940	35,761
Total operating expenses	34,818	30,684	134,348	109,806
Operating income	16,523	27,967	40,520	58,789
Total other income (expense), net	292	5,776	(3,053)	6,014
Income before provision for income taxes	16,815	33,743	37,467	64,803
Provision for income taxes	4,034	5,504	8,762	8,199
Net income	$12,781	$28,239	$28,705	$56,604
Net income per share attributable to common stockholders:
Basic	$0.24	$0.55	$0.55	$1.13
Diluted	$0.22	$0.50	$0.50	$1.00
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	52,601,917	51,460,452	52,278,009	50,184,455
Diluted	56,943,742	56,772,672	56,908,197	56,628,574

(1)Stock-based compensation expense includes the following:

STOCK BASED COMPENSATION EXPENSE
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cost of revenue	$274	$220	$1,135	$825
Technology and development	758	586	3,225	2,232
Sales and marketing	1,905	1,337	7,645	5,176
General and administrative	2,527	1,456	8,641	5,874
Total stock-based compensation	$5,464	$3,599	$20,646	$14,107

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	December 31,
	2022	2021
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$28,705	$56,604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,249	23,073
Unrealized (gain) loss and impairment of equity investment	5,948	(5,433)
Stock-based compensation	20,646	14,107
Deferred income taxes	(7,166)	4,753
Accretion of discount on marketable securities	(577)	(45)
Non-cash lease expense	5,831	2,042
Other	90	45
Changes in operating assets and liabilities:
Accounts receivable	(24,408)	(67,405)
Prepaid expenses and other current assets	(1,595)	(7,681)
Accounts payable	29,763	68,301
Accrued liabilities	(1,024)	3,530
Operating lease liabilities	(5,539)	(2,283)
Other liabilities, non-current	2,289	(927)
Net cash provided by operating activities	87,212	88,681
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of and deposits on property and equipment	(35,869)	(30,432)
Capitalized software development costs	(13,024)	(8,929)
Purchases of marketable securities	(137,793)	(90,562)
Proceeds from maturities of marketable securities	133,400	33,200
Business combination, net of cash acquired	(28,085)	—
Net cash used in investing activities	(81,371)	(96,723)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering, net of underwriting discounts and commissions	—	(806)
Proceeds from issuance of common stock for employee stock purchase plan	2,960	4,804
Proceeds from exercise of stock options	1,195	5,423
Principal payments on finance lease obligations	(119)	(10)
Payments to acquire treasury stock	—	(52)
Net cash provided by financing activities	4,036	9,359
NET INCREASE IN CASH AND CASH EQUIVALENTS	9,877	1,317
CASH AND CASH EQUIVALENTS - Beginning of year	82,505	81,188
CASH AND CASH EQUIVALENTS - End of year	$92,382	$82,505

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA AND NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$12,781	$28,239	$28,705	$56,604
Add back (deduct):
Stock-based compensation	5,464	3,599	20,646	14,107
Depreciation and amortization	10,662	7,081	34,249	23,073
Unrealized (gain) loss and impairment of equity investment	—	(5,433)	5,948	(5,433)
Interest income	(1,170)	(92)	(2,214)	(300)
Acquisition-related and other expenses	821	—	1,882	—
Provision for income taxes	4,034	5,504	8,762	8,199
Adjusted EBITDA	$32,592	$38,898	$97,978	$96,250

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$12,781	$28,239	$28,705	$56,604
Add back (deduct):
Unrealized (gain) loss and impairment of equity investment	—	(5,433)	5,948	(5,433)
Stock-based compensation	5,464	3,599	20,646	14,107
Acquisition-related and other expenses	821	—	1,882	—
Adjustment for income taxes	(352)	669	(4,968)	(603)
Non-GAAP Net Income	$18,714	$27,074	$52,213	$64,675
GAAP diluted EPS	$0.22	$0.50	$0.50	$1.00
Non-GAAP diluted EPS	$0.33	$0.48	$0.92	$1.14
Weighted average shares outstanding—diluted	56,943,742	56,772,672	56,908,197	56,628,574